Page   1   of    14

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

SCHEDULE  13G.   INFORMATION TO BE INCLUDED IN  STATEMENTS  FILED
PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-
2(B)

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 34
                               (Amendment No. )*

                             Shaw Industries, Inc.
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                    82028610
                                 (CUSIP Number)

      Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)        /X/

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 34 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                                                              Page   2   of   14
     CUSIP No. 82028610

(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO PLC
     No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                 (6)  Shared Voting Power
Each Reporting                9,785,900
Person With                   (7)  Sole Dispositive Power
                                      None
                         (8)  Shared Dispositive Power
                              9,785,900
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     9,785,900
(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     7.2%
(12) Type of Reporting Person (See Instructions)

     H.C.

                                                              Page   3   of   14
     CUSIP No. 82028610

(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO North American Group, Ltd.
     No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                 (6)  Shared Voting Power
Each Reporting                9,785,900
Person With                   (7)  Sole Dispositive Power
                                      None
                         (8)  Shared Dispositive Power
                              9,785,900
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     9,785,900
(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     7.2%
(12) Type of Reporting Person (See Instructions)

     H.C.

                                                              Page   4   of   14
     CUSIP No. 82028610

(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO Group Services, Inc.
     I.R.S.  I.D. No. 58-95394

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                 (6)  Shared Voting Power
Each Reporting                9,785,900
Person With                   (7)  Sole Dispositive Power
                                      None
                         (8)  Shared Dispositive Power
                              9,785,900
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     9,785,900
(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     7.2%
(12) Type of Reporting Person (See Instructions)

     H.C.

                                                              Page   5   of   14
     CUSIP No. 82028610

(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO, Inc.
     I.R.S.  I.D. No. 58-2075867

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                 (6)  Shared Voting Power
Each Reporting                9,785,900
Person With                   (7)  Sole Dispositive Power
                                      None
                         (8)  Shared Dispositive Power
                              9,785,900
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     9,785,900
(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     7.2%
(12) Type of Reporting Person (See Instructions)

     H.C.

                                                              Page   6   of   14
     CUSIP No. 82028610

(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO North American Holdings, Inc.
     I.R.S.  I.D. No.  51-0264787

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                 (6)  Shared Voting Power
Each Reporting                9,785,900
Person With                   (7)  Sole Dispositive Power
                                      None
                         (8)  Shared Dispositive Power
                              9,785,900
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     9,785,900
(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     7.2%
(12) Type of Reporting Person (See Instructions)

     H.C.

                                                              Page   7   of   14
     CUSIP No. 82028610

(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

      INVESCO Capital Management, Inc. (formerly known as INVESCO
      MIM, Inc.)
      I.R.S.  I.D. No.  58-1707262

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware


Number of Shares              (5)  Sole Voting Power
Beneficially                       None
Owned by                 (6)  Shared Voting Power
Each Reporting                9,764,900
Person With                   (7)  Sole Dispositive Power
                                      None
                         (8)  Shared Dispositive Power
                              9,764,900
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     9,764,900
(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     7.2%
(12) Type of Reporting Person (See Instructions)

     I.A.

ITEM 1 (A)          NAME OF ISSUER:
               Shaw Industries, Inc.

ITEM  1  (B)           ADDRESS  OF ISSUER'S  PRINCIPAL  EXECUTIVE
OFFICES:                      Mail Drop 061-22
               P.O. Drawer 2128
               Dalton, GA 30722-2128

ITEM 2 (A)          NAME OF PERSON(S) FILING:

               INVESCO PLC

ITEM  2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
RESIDENCE:

               11 Devonshire Square
               London EC2M 4YR
               England

ITEM 2 (C)          CITIZENSHIP:

               Organized under the laws of England

ITEM 2 (D)          TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2 (E)          CUSIP NUMBER:  82028610

Item           3          IF THIS STATEMENT IS FILED PURSUANT  TO
               RULES  13D-1(B)  OR  13D-2(B), CHECK  WHETHER  THE
               PERSON FILING IS A:

        (a)    / /  Broker  or Dealer  registered  under
                    Section 15 of the Act.
        (b)    / /  Bank as defined in Section 3(a)(6)  of
                    the Act.
        (c)    / /  Insurance Company as
                    defined in Section 3(a)() of the Act.
        (d)    / /  Investment Company
                    registered  under  Section  8   of   the
                    Investment Company Act.
        (e)    / /  Investment Adviser
                    registered  under  Section  203  of  the
                    Investment Advisers Act of 40.
        (f)    / /  Employee  Benefit
                    Plan,  Pension  Fund  which  is  subject  to  provisions  of
                    Employee  Retirement  Income Security Act of 74 or Endowment
                    Fund; see Rule 13d-1(b)(1)(ii)(F).
        (g)   /X/   Parent  Holding
                    Company in accordance with Rule 13d- 1(b)(ii)(G).
        (h)   / /   Group, in accordance with Rule  13d-
                    1(b)(1)(ii)(H).

ITEM 4 (a) - (c) OWNERSHIP:
                The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 13G is hereby incorporated by reference.

                The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 34, the beneficial owners of any securities covered by this statement.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS      / /
          Not Applicable

ITEM 6    OWNERSHIP  OF  MORE  THAN FIVE  PERCENT  ON  BEHALF  OF
          ANOTHER PERSON.
                The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7    IDENTIFICATION  AND CLASSIFICATION OF THE  SUBSIDIARIES
          WHICH  ACQUIRED THE SECURITY BEING REPORTED ON  BY  THE
          PARENT HOLDING COMPANY:
                      X INVESCO North American  Group,  Ltd - holding company in accordance with Rule 13d- 1(b)(ii)(G)
                      X    INVESCO Group Services, Inc. - holding
               company in accordance with Rule 13d-1(b)(ii)(G)
                      X    INVESCO,  Inc.  - holding  company  in
               accordance with Rule 13d-1(b)(ii)(G)
                      X   INVESCO North American Holdings, Inc. -
               holding company also in accordance with Rule  13d-
               1(b)(ii)(G)
                      X    INVESCO  Capital  Management,  Inc.  -
               investment adviser registered under Section 203 of
               the Investment Advisers Act of 40.
                                INVESCO  Funds  Group,   Inc.   -
               investment adviser registered under Section 203 of the Investment Advisers Act of 40.
                      X INVESCO Management & Research, Inc. - investment adviser registered under Section 203 of the Investment Advisers Act of 40.
                           INVESCO Asset Management Limited - investment adviser
               organized in England.
                Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM  8     IDENTIFICATION AND CLASSIFICATION  OF  MEMBERS  OF  A
GROUP.
          Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.
               Not applicable.

ITEM 10        CERTIFICATION:

                         By signing  below,  I certify  that,  to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                             Date : August 4, 1995


                              /s/ Graeme Proudfoot
                              --------------------------
                              Graeme Proudfoot,
                              Company Secretary
                              INVESCO PLC

ITEM 10        CERTIFICATION:

                         By signing  below,  I certify  that,  to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              Date: August 4, 1995



                              /s/ David A. Hartley
                              ------------------------------
                              David A. Hartley, Secretary
                              INVESCO Group Services, Inc.

ITEM 10        CERTIFICATION:

                         By signing  below,  I certify  that,  to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              Date: August 4, 1995



                              /s/ Luis A. Aguilar
                              --------------------------------
                              Luis A. Aguilar
                              as Company Secretary for each of
                              INVESCO, Inc. and
                              INVESCO Capital Management, Inc.

ITEM 10        CERTIFICATION:

                         By signing  below,  I certify  that,  to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              Date: August 4, 1995


                               /s/ Dan J. Hesser
                               ------------------------------
                               Dan J. Hesser, Secretary
                               INVESCO North American Holdings, Inc.

ITEM 10        CERTIFICATION:

                         By signing  below,  I certify  that,  to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              Date: August 4, 1995


                              /s/ Jennie M. Prince
                              ----------------------------------
                              Jennie M. Prince, Secretary
                              INVESCO North American Group, Ltd.